Exhibit 99.2

MOCON, Inc.

Fourth Quarter 2015 Conference Call Script

February 25, 2015

Delivered by:	Robert Demorest - MOCO
Elissa Lindsoe– MOCO
Steve Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, and welcome to MOCON’s Fourth Quarter and Full Year 2015 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you for joining us today to discuss our fourth quarter and full year 2015 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, Elissa Lindsoe, Chief Financial Officer and Don DeMorett, Chief Operating Officer who will be helping with the Q&A session that we will open up to the audience after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including Constant Currency, EBITDA and Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and your continued interest in MOCON. Before we jump into the detail of the year and quarter, I wanted to share with everyone that February 1, 2016 marked MOCON’s 50th birthday!

Taking a quick step back in time, MOCON was founded in 1966 with a newly patented technology that dramatically improved the standard test method at the time for measuring the permeation rates of water vapor through barrier packaging materials.

MOCON’s new method was 10x faster, more accurate, and much easier to use than prior methods. This critical test for food manufacturers and their suppliers, especially with dry packaged consumer products like cereal, salty snacks, crackers, baked goods, and powders, ensures a product shelf life that is safe, known, and predictable.

With the additional development of a patented new way to measure oxygen permeation in 1971, which is an important test for packagers of meats, cheeses, condiments, and chips and oily snacks, the Company’s products slowly became the international standard for these types of tests across multiple industries.

Then in 1980, something groundbreaking happened. With the commercial development and introduction of early polymers like polypropylene and polyethylene, food and beverage companies began to replace their long-established packaging materials with these new polymers. Traditional flexible materials like cellophane, foil, waxed glassine, coated papers, and also rigid materials like glass and metal were replaced by plastics over the next 20 years, a process that continues today.

MOCON was in the right place at the right time, with the right technology, and one that was widely accepted, and accredited. Why was this so important? Because all plastics permeate. All of the new materials had different gains or losses of water vapor, oxygen, and carbon dioxide from the original packages, making it necessary to test all package designs, and batches of polymer materials for permeation rates of gases. The shelf lives had all changed!

Today, due largely to the 10,000 new packaged products introduced each year, MOCON remains the global leader in this segment, with over 90% of the market share.

In the ensuing years, the Company acquired Baseline Industries of Lyons, Colorado in 2001, and Dansensor in Ringsted, Denmark in 2012. Both of these acquisitions have added superior, market leading gas detection and measurement technologies, as well as new market segments to the MOCON family of products and services.

Now, as we celebrate our 50th anniversary, MOCON, Inc. has over 250 employees on three continents, systems installed on six continents, and an impressive history of profitability, revenue growth, dividends, and stability.

We eagerly look forward to our next 50 years, with many more products and markets to enter, and thank our shareholders, employees, and especially our customers for their generous support and loyalty.

Moving to the results, on a Constant Currency basis, our full year 2015 revenue grew 3 percent and as reported, we were down 5 percent due to the strength in the US dollar. Our Permeation and Package Testing business segments both performed above our expectations with constant currency revenue growth of 11 percent each. Throughout the year, our Industrial Analyzers and Other segment, which comprised 14 percent of Constant Currency revenue, was challenged by continued softness in the oil and gas market. This segment was down 27 percent from 2014. Overall, $3.9 million in reduced instrument sales to oil and gas customers impacted our 2015 growth rate by 6 percentage points – all other revenues were up 4 percent year-over-year in this segment. We believe that we continue to be the preferred provider to our customers in the oil and gas market and are well positioned for resumed growth when this market improves.

Moving to the bottom line, our earnings improved $0.24 per diluted share year-over-year from $0.27 per fully diluted share in 2014 to $0.51 in 2015. We recorded a $3.2 million impairment charge in 2014 and in 2015 we incurred $1 million in expenses on our legal entity realignment project and implemented the corporate realignment plan as announced on our last call. As part of that plan, we brought the sales and marketing functions of our Package Testing and Permeation business segments under common leadership. We expect the realignment plan, which also includes the elimination of several vacant positions within other areas of the Company, will result in approximately $1.7 million of pre-tax operating expense savings in 2016 which will be offset in part by inflationary cost increases and continued expansion into the growth areas of our business. We believe the decision to have common leadership over both of these businesses will not only strengthen our market presence, but will also provide a cost-effective approach to achieving our objectives. In addition to the legal and organizational realignment, we made another change to our business with the January 2016 announcement that we are in the process of selling substantially all the assets of our business formerly known as “Microanalytics”, located in Round Rock, Texas, to Volatile Analysis Corporation. The revenue associated with this business had been reported in our Permeation segment and as part of our consulting revenue. We reported approximately $700 thousand and $900 thousand in revenue for this business in the years’ ended December 31, 2015 and 2014 respectively. Though this is a very interesting business, we determined that it is not part of our ongoing strategy and believe that it will be in capable hands.

I will go over the performance of our business segments later in the call, but for now, I’ll turn the discussion over to Elissa to go through the fourth quarter results in detail.

Elissa Lindsoe

Thanks Bob, and thanks again to everyone for joining us. In Q4, 65 percent of our reported revenue was generated outside of the United States of which, 39 percentage points were sold in Europe; as such, we were significantly impacted by the strong dollar. On a constant currency basis, revenue was $16.9 million, which was flat year-over-year. Reported revenue for the fourth quarter of 2015 was $15.3 million, down from $16.9 million during the fourth quarter of 2014. If you recall, Q4 2014 was a record quarter for our Permeation segment and the downturn in the oil and gas market continues to have a negative impact on our Industrial Analyzers and Other segment. For the quarter, on a Constant Currency basis, Package Testing was up 21 percent, Permeation was up 1 percent, and Industrial Analyzers and Other was down 44 percent on a year-over-year basis.

As a reminder, we have a natural currency hedge in our business model that mitigates the impact of the top line reduction to our bottom line. Of the $1.5 million for the quarter and $5.3 million for the year currency impact to revenue, approximately 8% to 10% of the decline negatively impacted operating profits. In Q4 2015, we reported operating income of $539 thousand, or 4 percent of revenue, which is $2.2 million better than Q4 2014. Due to reduced volume in our Industrial Analyzers and Other segment, (which provides a lower basis to absorb semi-variable and fixed production costs), production ramp-up costs associated with the recently introduced next generation permeation products and increased costs for products produced in the USA that are sold in euros, overall reported gross profit was down 1 percentage point year over year in Q4 at 55 percent of revenue. Included in the fourth quarter 2015 operating expenses are $731 thousand in expenses related to the organization and legal entity realignment projects that Bob mentioned earlier and in the year ago quarter, we recorded a $3.2 million impairment charge for our investment in Luxcel. Both the impairment charge in 2014 and the realignment expenses in 2015 are assigned to corporate in our segment reporting and therefore are not part of the segment discussions that Bob will go over in a few minutes. Our combined SG&A and R&D expenses were down nearly $800K year-over-year and as a percent of revenue, they were consistent year-over-year at 47 percent.

Moving on to the remainder of our income statement:

Our effective tax rate was 51 percent in Q4 2015, due to provision to return true-ups and other yearend adjustments. The full year effective tax rate was 33 percent compared to 56 percent in 2014. The $3.2 million impairment charge had a full valuation allowance against it and therefore we did not record a tax benefit in relation to the write-off which negatively impacted the rate in 2014 by 27 percentage points. Adjusting for this the 4 percentage point increase in the rate is due primarily to a mix shift in the proportion of 2015 taxable income being generated in the U.S than was in 2014, as well as foreign tax rate increases.

Net income for the fourth quarter of 2015 was $266 thousand, or $0.05 per diluted share, compared to a net loss of $2 million, or negative $0.36 per diluted share for the fourth quarter in 2014.

Adjusted EBITDA for fourth quarter of 2015 was $2.1 million compared to $2.4 million in the fourth quarter of 2014.

Moving on to our cash flow and balance sheet:

Cash and cash equivalents were $6.3 million on December 31, 2015 compared to $6.4 million on September 30, 2015 and equal to $6.3 million on December 31, 2014.

Accounts receivable were $8.8 million, which represents days sales outstanding of 52, which is the same as those reported in the fourth quarter of 2014.

Improvements in inventory management contributed to a decline in the overall balance. Inventory was $7.8 million, down from $8.4 million on September 30, 2015 and $8.7 million on December 31, 2014.

Total debt was $3.0 million on December 31, 2015 compared to $3.6 million on September 30, 2015 and $4.6 million on December 31, 2014. In early April, we paid off the Dansensor seller financing in full and during Q4 we paid down our revolving line of credit. We entered into an amended revolving credit facility in August which increased our borrowing capacity to $10 million. As a result of the terms of this refinancing, we began classifying our revolving debt as part of long term liabilities which had previously been classified as current.

Net cash provided by operations was $6.4 million in 2015 compared to $9.7 million in 2014. With that, I will now turn the call back over to Bob.

Robert Demorest

Thanks Elissa. I will wrap up our prepared remarks by giving you an overview of our performance by business segment:

Our largest segment in Q4 was Package Testing, comprising 48 percent of overall revenue on a constant currency basis. Reported revenue for this segment was $6.9 million, up from $6.5 million in Q3 2015 and $6.8 million in Q4 of 2014. On a constant currency basis, revenue in this segment was $8.2 million, representing a 21 percent increase over Q4 of 2014 and a sequential increase of 1 percent. 79 percent of Package Testing revenue on a constant currency basis was sold outside of the U.S. in Q4 compared to 74 percent in Q4 of 2014. The majority of this foreign revenue was denominated in euros and therefore, this segment bore the weight on the majority ($1.3 million) of the $1.5 million overall currency impact we experienced in Q4. As a reminder, the majority of the operations supporting our Package Testing segment are based in Europe and as a result, FX favorably impacted costs which offset the majority of the revenue impact. Package Testing gross margin was 54 percent of revenue in the fourth quarter of 2015 compared to 47 percent of revenue in Q4 2014. This improvement was driven primarily by warranty expenses that were included in the year ago quarter which have since been resolved as well as by increased volume from our higher margin headspace and accessory products. Operating expenses were 48 percent of revenue in Q4 2015 which were the same in the year-ago quarter, resulting in operating margins that were 6 percent of revenue compared to negative 1 percent in Q4 of 2014.

Our second largest segment for the quarter was Permeation comprising 40 percent of overall revenue on a constant currency basis. Reported revenue in Q4 2015 was $6.5 million and $6.8 million on a constant currency basis, or a 1 percent increase over Q4 2014 and was flat on a sequential basis. Of the Permeation constant currency revenue reported in Q4 2015, 62 percent was sold outside of the United States compared to 69 percent in the same quarter of 2014. A larger portion of foreign revenue is denominated in USD and therefore, our Permeation segment took less of a hit to the top line ($277K) than Package Testing did, however, the majority of our Permeation operations are in the USA and therefore, our Permeation segment did experience a greater impact to operating profits. Gross margin was 59 percent of revenue in the fourth quarter of 2015 compared to 64 percent of revenue in the year-ago quarter. In addition to foreign currency, fourth quarter gross margin was negatively impacted by ramp up costs associated with increased production of the next generation of products. We have initiatives in place to reduce costs as our production processes and material sourcing for these new products are further optimized and they are starting to take hold as evidenced by the 4 percentage point sequential improvement in this segment’s gross profit rate. Operating expenses were 38 percent of revenue in Q4 which is down from 41 percent in the year ago quarter. This increase in operating expenses combined with the decrease in gross margin, resulted in Q4 operating margins of 21 percent in 2015 compared to 23 percent in Q4 of 2014.

Representing the smallest portion of our overall revenue, our Industrial Analyzers and Other segment comprised 11 percent of our Q4 2015 revenue on a constant currency basis. 49 percent and 41 percent of our Q4 revenue was sold to foreign markets in 2015 and 2014 respectively. Substantially all of the revenue in our Industrial Analyzers segment is denominated in USD and therefore is not subject to foreign exchange fluctuations. Q4 2015 revenue in this segment was $1.9 million which is down 44 percent from the $3.4 million reported in Q4 of 2014. Much of the decline in revenue was driven by reduced sales to customers in the oil and gas industry as well as by the timing of installations of environmental monitoring systems which was back end loaded in 2014 and front end loaded in 2015 – For all of 2015, environmental monitoring instrument sales were up 5 percent year-over- year. OEM sensors had a particularly strong quarter in this business – up 37 percent year-over-year. Q4 gross margin in the Industrial Analyzers and Other segment was 42 percent in 2015 compared to 56 percent in 2014. The year-over-year decline in the gross profit rate was primarily driven by reduced volume which results in a lower base to absorb semi-variable and fixed manufacturing costs. In addition, our operating expenses in this segment were 69 percent of revenue in Q4 2015 compared to 54 percent of revenue in Q4 2014. This 15 percentage point increase was driven by lower volume. On an absolute dollar basis, we have reduced our operating costs in this segment by taking advantage of attrition opportunities while exercising caution to avoid cutting too deeply into areas that are fueling growth in the medium and longer term. Q4 2015 operating margin was negative 27 percent compared to positive 1 percent in Q4 2014. As we said on our last call, we believe that low oil prices do not represent long-term challenges to our business and Industrial Analyzers and Other represent the smallest of our 3 segments. Our customers express confidence that our superior technology positions us well to continue to be a leading player in this market now and as oil prices increase.

In summary, I remain confident in our ability to stay the course and am looking forward to 2016 – hopefully the Euro to Dollar conversion stabilizes as well as oil and gas prices. I look forward to updating you again when we report our first quarter results.

With that, let me open up the call for your questions. Operator, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We will look forward to discussing our Q1 results with you sometime in early May. Have a great evening!

Certain remarks of Robert Demorest, Chief Executive Officer:

●	We believe there is high potential for revenue growth within our Greenlight product line due to the swabbing technology.

Certain remarks of Elissa Lindsoe, Chief Financial Officer:

●	Oil and gas market sales are down to approximately 10% of the IAP segment, which resulted in approximately $1.0 million of [instrument] revenue in 2015.
●

We believe we have the infrastructure in place to be able to achieve 15% operating margins in the future, not including inflationary factors. We currently only run one shift in our production facilities and have capacity to add another shift and additional capacity in the existing shift; therefore, we believe we could easily add capacity without a significant capital investment.

●

We believe the margins for our next generation permeation instruments will increase as the volume increases because we will have the ability to purchase materials with volume discounts and we believe we will also gain labor efficiencies.

Certain remarks of Don Demorett, Chief Operating Officer:

●

We believe the fundamentals within the IAP segment are solid and are set up for growth outside of the oil and gas market, in particular the environmental market of most recent opportunities were in Southeast Asia. The sensor products are also experiencing growth.